EXHIBIT 10.19

[TELAXIS LOGO]                                             Closing the Fiber Gap

                         20 Industrial Drive East, South Deerfield, MA 01373 USA
                        Phone (413) 665-8551 - Fax (413) 665-0089 - www.tlxs.com


                                                       January 9, 2003

Stephen L. Ward
823 Hollywood Boulevard
Crownsville, MD  21032

Dear Steve:

     We acknowledge receipt of your resignation effective January 10, 2003. In recognition of your service to Telaxis Communications Corporation ("Telaxis") and to assist you in your transition to new employment, we would like to offer to you the following separation terms and benefits. Accordingly, this letter agreement is intended to confirm our understanding and agreement with respect to your termination of employment with Telaxis.

     1. Separation Date. Your last day of employment is January 10, 2003 (the "Separation Date"). Except as provided elsewhere in this letter agreement, your employment benefits will cease in accordance with the terms of the specific benefit plans at issue on the Separation Date. Telaxis will reimburse you for normal business expenses incurred through the Separation Date in accordance with its normal policy. Notice of your rights with respect to continuation of health and dental benefits will be provided under separate cover.

     2. Separation Payment. Within two (2) weeks from the Effective Date (as described in paragraph 15 below), Telaxis will pay you the amount of One Hundred Thirty-One Thousand Two Hundred Fifty-Two and 33/100 Dollars ($131,252.33), which consists of seven (7) months of your present base salary, less all lawful withholdings and deductions. The seven-month period from the Separation Date through August 10, 2003 is called the "Separation Period."

While you acknowledge that you will be assigned no specific duties and generally are not expected to be at Telaxis' facilities during the Separation Period, you will make yourself available to consult with Telaxis personnel on any matters in which you were involved during your tenure at Telaxis and to provide whatever services are reasonably required of you by Telaxis during the Separation Period. Telaxis will reimburse all reasonable, documented out-of-pocket expenses you incur in providing these services.

     3. Termination of Employment Agreement. Effective as of the Separation Date, the Employment Agreement, dated as of July 17, 2001 (the "Employment Agreement"), between you and Telaxis is terminated and of no further force and effect whatsoever. You specifically acknowledge that you are not entitled to any "Severance Benefits" (as that term is defined in the Employment Agreement).

     4. Options. Your options to purchase Telaxis stock will continue to vest until the Separation Date. On the Separation Date, all unvested stock options will be forfeited. On that

Stephen L. Ward
January 9, 2003
Page 2


date you will have vested stock options to purchase the following numbers of shares of Telaxis stock for the following per share exercise prices pursuant to stock option agreements with the following dates:

--------------------------------------------------------------------------------
Date of Agreement             Number of Vested Options            Exercise Price
--------------------------------------------------------------------------------
     7/17/01                         37,500                             .53
--------------------------------------------------------------------------------
     7/17/01                         25,000                             .53
--------------------------------------------------------------------------------
     7/17/01                         75,000                             .53
--------------------------------------------------------------------------------

As part of our overall agreement, you may exercise your vested options in accordance with the terms of the appropriate stock option agreement.

     5. Insider Trading Policy. You agree to comply with the terms of the Telaxis insider trading policy through April 10, 2003. You acknowledge that it is your responsibility to comply at all times with all laws and regulations relating to so-called "insider trading."

     6. Flexible Time Off. Telaxis will compensate you for all accrued unused flexible time off. You will continue to accrue flexible time off until the Separation Date. You will not continue to accrue flexible time off after the Separation Date.

     7. Medical and Dental Insurance Benefit Continuation. Your medical and dental group coverage will continue until January 31, 2003. You will be eligible to continue those benefits under COBRA. If you elect to do so, Telaxis will pay the COBRA premiums to continue your medical and dental insurance coverage through August 31, 2003. If Telaxis is unable to continue coverage for any reason (including your becoming ineligible or the benefit plans being terminated), Telaxis' sole liability to you will be to pay you the amount Telaxis would have paid to continue the insurance coverage. After August 31, 2003, you may elect to continue your group medical and dental coverage at your own expense under the terms of COBRA.

     8. Telaxis Property. You may keep the laptop computer, related docking station, and combination printer/fax machine/copier provided to you by Telaxis. You agree and acknowledge that, on or before the Separation Date, you will return to Telaxis all other property of Telaxis. For purposes of this paragraph, "property of Telaxis" includes, but is not limited to, product prototypes and mockups, keys, corporate credit cards, identification cards, equipment, books, supplies, cellular telephones, computer programs, computers, computer files, pictures, products, components, originals and copies of all corporate documents, including financial records and information, and any other materials, whether prepared by you or by others, but excludes anything owned by you individually.

     9. General Release of Claims. In consideration of the provision to you of the cash payment and other benefits specified in this letter agreement, you hereby agree and covenant not to sue and not to make any claims of any kind against Telaxis, its past and present

Stephen L. Ward
January 9, 2003
Page 3


divisions, subsidiaries, affiliates or related companies, its successors or assigns and all past and present directors, officers, employees, shareholders, and agents of these entities (collectively the "Releasees") before any court or agency or other forum, and you further agree to, and hereby do, release the Releasees up to the date of execution of this letter agreement for any claims you may have against them, including, without limitation, any claims arising under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Chapter 151B of the General Laws of Massachusetts, or any other federal or state statute, law, regulation or common law provision governing compensation, age discrimination, or the employment relationship. This release does not apply to any claims arising solely after the date of execution of this letter agreement.

     10. Confidentiality. You agree to maintain the terms of this letter agreement in strict confidence, and you agree not to release or divulge either orally or in writing any of the terms hereof to any person, firm or entity, with the exception of your spouse or significant other and attorney or accountant.

     11. Opportunity to Review. You acknowledge that you have been given a reasonable period of at least twenty-one (21) days in which to consider this letter agreement prior to signing. You acknowledge that, if you decide to execute this letter agreement prior to the expiration of the twenty-one (21) day period, it is solely your decision and Telaxis has not induced you to do so.

     12. Careful Review and Understanding of Agreement. You represent that you have read carefully and fully understand the terms of this letter agreement.

     13. Opportunity to Consult with Counsel. You acknowledge and represent that you have been advised to and, to the extent that you have wished to do so, have consulted counsel of your choice prior to signing this letter agreement.

     14. Free and Voluntary Act. You represent that you are entering into this letter agreement freely and voluntarily.

     15. Opportunity to Revoke; Effective Date. You will have up to seven (7) days following your signing of this letter agreement to revoke your acceptance by so notifying Telaxis in writing. If Telaxis does not receive a written revocation during that seven day period, this letter agreement will automatically take effect on the eighth (8th) day following your signing of it, which date will be the Effective Date. Notwithstanding any other provision of this letter agreement to the contrary, all obligations of Telaxis under this letter agreement are contingent upon the occurrence of, and shall not bind Telaxis until, the Effective Date.

     16. Non-Competition. You acknowledge that any agreements entered into by you with Telaxis relating to non-competition, restrictive covenants, and confidential and/or proprietary information remain in full force and effect.

     17. Protection of Good Name. You agree that you will not in any way disparage or harm the name or reputation of Telaxis, or its past or present officers, directors, employees,

Stephen L. Ward
January 9, 2003
Page 4


agents or attorneys, in either their personal or official capacities, either directly or indirectly, or otherwise portray any of the foregoing in a negative manner.

     18. Non-Solicitation. You agree that for a period of one (1) year following the Effective Date, you will not solicit or in any manner, directly or indirectly, encourage employees of Telaxis to leave its employ. You further agree that during such period you will not offer or cause to be offered, directly or indirectly, employment to any person who was employed by Telaxis at any time during the six (6) months prior to the Effective Date.

     19. Complete Agreement. Except as otherwise contemplated by this letter agreement, this letter agreement represents the complete agreement between you and Telaxis regarding your employment and separation of employment and supersedes any prior and contemporaneous agreements, whether oral or written.

     20. Severability. Any provision of this letter agreement or attachments, if any, which is found to be prohibited or unenforceable will be treated as ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     21. Interpretation of Agreement. If any dispute regarding the interpretation or application of this letter agreement arises, you agree that it will be interpreted and construed for all purposes under the internal laws of the Commonwealth of Massachusetts. All disputes arising under or out of this letter agreement will be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts. You agree that any breach by you of your obligations under this letter agreement will result in immediate and irreparable harm to Telaxis and therefore, in addition to any other rights and remedies available to Telaxis for any such breach, Telaxis shall be entitled to equitable remedies, including, without limitation, specific performance and injunctive relief.

                            [SIGNATURE PAGE FOLLOWS]

Stephen L. Ward
January 9, 2003
Page 5


     If this letter agreement correctly sets forth our agreement with respect to the foregoing matters please so indicate by signing below.

                                             Sincerely yours,

                                            /s/ John L. Youngblood
                                            ------------------------------------
                                             John L. Youngblood
                                             President

Agreed to and Accepted:

/s/ Stephen L. Ward
--------------------------
Stephen L. Ward

Date: January 10, 2003

                          STATE OF  Maryland                   January 10, 2003

_________________, SS.

     Then personally appeared the above named STEPHEN L. WARD, and acknowledged the foregoing instrument to be his free act and deed before me.



                                                  /s/ Gretchen Stuecker
                                                  ------------------------------
                                                  Gretchen Stuecker
                                                  Notary Public
                                                  My Commission Expires: